Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

APPYEA, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1(2))	Proposed Maximum Offering Price (3)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	25,000,000	$1,125,000	0.000092700	$104.30
	Equity	Common Stock issuable upon exercise of Warrants	Rule 457(o)	25,000,000	$1,125,000	0.000092700	$104.30
	Equity	Shareholder Offering Common Stock, par value $0.0001 per Share	Rule 457(o)	21,243,819	$1,359,604.16	0.000092700	$126	(4)
		Common Stock, par value $0.0001 per share, issuable upon conversion of convertible promissory notes by the selling shareholder	Rule 457(o)	40,149,568	$2,569,572.37	0.000092700	$238	(5)
		Common Stock, par value $0.0001 per share, issuable upon exercise of common stock purchase warrants by the selling shareholder	Rule 457(o)	3,785,206	$242,253.18	0.000092700	$23
	Total Offering Amounts						$595.60	(6)
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price of any additional shares that the underwriters have the option to purchase.
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the closing sale price of the registrant’s common stock on the OTC PINK of $0.045 per share on May 6, 2022.
(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act for an additional 7,059,667, based on the closing sale price of the registrant’s common stock on the OTC PINK of $0.064 per share on August 25, 2022.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act for an additional 2,400,000, based on the closing sale price of the registrant’s common stock on the OTC PINK of $0.064 per share on August 25, 2022.

(6)	Of this fee, $402.80 was previously paid.